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June 3, 1999                                  [LOGO OF MANUGISTICS APPEARS HERE]


                                                                   EXHIBIT 10.34
Mr. Rich Bergmann
16 Olympic Oaks Drive
Lafayette, California 94956


Dear Rich,

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc., and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Executive Vice President as of June 16, 1999. This position reports to the President and CEO of Manugistics.

Cash Compensation. In this position, your annual base salary is $250,000. In addition, you are eligible to receive an annual incentive bonus of up to 100% of your annual base salary. The incentive bonus is payable as follows: 50% based on the financial performance of the Company and 50% based upon management objectives. The bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the President and CEO. During the first twelve (12) months of your employment with the Company, you will earn a minimum of fifty percent (50 %) of the bonuses, payable to you on a quarterly basis.

Sales Incentive. In addition to the foregoing, Manugistics will pay you an additional quarterly bonus (annualized at $250,000 per year) based on significant participation in revenue generation as follows;

Quarter 2 $2.5 million in revenue to Manugistics = a bonus of $62,500 Quarter 3 $2.5 million in revenue to Manugistics = a bonus of $62,500 Quarter 4 $2.5 million in revenue to Manugistics = a bonus of $62,500


                                                       [LETTERHEAD APPEARS HERE]




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Mr. Rich Bergmann
June 3, 1999
Page Two



Stock Options. We are also pleased to offer you a stock option package as follows:

An option, granted as of your date of hire, to purchase 400,000 shares of Manugistics Group, Inc. common stock ("Manugistics Stock") in accordance with the Manugistics 1998 Stock Option Plan. The vesting period for the stock options under this first option shall commence on the date of grant and vest over a four
(4) year period, in equal monthly increments.

Additional Stock Award. In addition, you will receive an option to purchase additional shares of Manugistics Stock as follows:

 .   If the revenue for FY00 increases by 15% over FY99, you will have the option to purchase an additional 30,000 shares of Manugistics Stock at a price equal to the average of the high and low prices of the Manugistics Stock on the last day of the fiscal year;
 .   If Manugistics Stock price reaches $20/share, you will have the option to purchase 30,000 shares on the last day of the fifteen (15) day period during which the stock maintains a closing price of at least $20/share;
 .   If the revenue for FY01 increases by 25% over FY00, you have the option to purchase an additional 30,000 shares of Manugistics Stock at a price equal to the average of the high and low prices of the Manugistics Stock on the last day of the fiscal year.

Benefits. Effective on your first day of employment and as a key executive in the Company, you will be eligible for the comprehensive Manugistics benefits program in accordance with the Company's written plans and which includes:

     .  Stock Options -- as set forth above
     .  Employee Stock Purchase Plan
     .  401 (k) Retirement Plan
     .  Comprehensive Medical Care
     .  Dental Care
     .  Employee Vision Care
     .  Life Insurance
     .  Accidental Death and Dismemberment Insurance
     .  Long-Term Disability
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Mr. Rich Bergmann
June 3, 1999
Page Three



Termination. If the Company terminates your employment for reasons other than cause, you will receive your base salary and benefits in accordance with the Company's payroll practices during the six (6) month period commencing on your termination date ("severance period"). The foregoing salary and benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Change of Control. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest
(b) if your responsibilities are significantly diminished or you are constructively terminated. i.e., your responsibilities no longer consist of those reasonably associated with the position of an Executive Vice President one hundred percent (100%) of the outstanding options set out above shall immediately vest.

Final Determination by Board. All compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon execution of Manugistics, Inc.'s Conditions of Employment.
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Mr. Rich Bergmann
June 3, 1999
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Please signify your acceptance of this offer by signing and dating this letter.

We look forward to your joining Manugistics as an Executive Vice President and we are confident that the association will be mutually rewarding.

Sincerely,

/s/ Gregory J. Owens

Gregory J. Owens


Accepted by Rich Bergmann

/s/ Rich Bergmann